EXHIBIT 1.2
Execution Version
Pricing Agreement
Deutsche Bank Securities Inc.
60 Wall Street, 3rd Floor
New York, NY 10005
BNP Paribas
10 Harewood Avenue
London NW1 6AA
United Kingdom
Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
As Underwriters
March 24, 2011
Dear Sirs:
          The Republic of Hungary (the “Republic’’) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated January 26, 2010 (the “Underwriting Agreement’’), to issue and sell to Deutsche Bank Securities Inc., BNP Paribas and Citigroup Global Markets Inc. (the “Underwriters’’) the Securities specified in Schedule II hereto (the “Designated Securities’’). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Preliminary Prospectus, Final Prospectus and Base Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Preliminary Prospectus, Final Prospectus and Base Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Preliminary Prospectus, Final Prospectus and Base Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Underwriters herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.
          An amendment to the Registration Statement, or a supplement to the Preliminary Prospectus, Final Prospectus and Base Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

          Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Republic agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Republic, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.
          Set forth in Schedule III hereto is a complete list of Issuer Free Writing Prospectuses used in connection with offers relating to the Designated Securities.
          Set forth in Schedule IV hereto is a complete list of Supplemental Issuer Information.
          Set forth in Schedule V hereto are the addresses of the Underwriters for notices pursuant to this Pricing Agreement and the Underwriting Agreement.
          The provisions of the Underwriting Agreement incorporated herein by reference are hereby amended as follows:
1.	Registration Statement File Number. The reference to file number “333-131950” in Section 2(a) of the Underwriting Agreement is hereby deleted in its entirety and replaced with “333-170923.”

2.	Minister of Finance. All references to “Dr. Péter Oszkó, Minister of Finance” shall be deleted in their entirety and replaced with “Mr. Andras Karman, State Secretary of the Ministry for National Economy” and all references to “Minister of Finance” shall be deleted in their entirety and replaced with “Minister for National Economy.”

3.	Special United States counsel to the Republic. All references to “Linklaters LLP” shall be deleted in their entirety and replaced with “Arnold & Porter LLP.”

4.	Authorized Agent. All references to the “Office of the Trade Commissioner” shall be deleted in their entirety and replaced with “Consulate General.”
          If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Republic.

Very truly yours, THE REPUBLIC OF HUNGARY Represented by its Minister for National Economy
By:	/s/ Gyula Pleschinger
	Name:	Gyula Pleschinger
Title: Chief Executive Officer of the Government Debt Management Agency Pte Ltd. of the Republic of Hungary as attorney for the Republic of Hungary represented by its Minister for National Economy

Accepted as of the date hereof: Deutsche Bank Securities Inc.
By:	/s/ Tom Criqui
	Name:	Tom Criqui
	Title:	Director

By:	/s/ Dennis Eisele
	Name:	Dennis Eisele
	Title:	Director

Accepted as of the date hereof: BNP Paribas
By:	/s/ Ama Ocansey
	Name:	Ama Ocansey
	Title:	Authorised Signatory

By:	/s/ LBM Foster
	Name:	LBM Foster
	Title:	Authorised Signatory

Accepted as of the date hereof: Citigroup Global Markets Inc.
By:	/s/ Jack D. McSpadden, Jr.
	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

SCHEDULE I

Principal Amount of Designated Securities
Underwriter	to be Purchased
Deutsche Bank Securities Inc.	6.375% Notes due 2021: US$1,000,000,000
7.625% Notes due 2041: US$250,000,000

BNP Paribas	6.375% Notes due 2021: US$1,000,000,000
7.625% Notes due 2041: US$250,000,000

Citigroup Global Markets Inc.	6.375% Notes due 2021: US$1,000,000,000
7.625% Notes due 2041: US$250,000,000

Total	6.375% Notes due 2021: US$3,000,000,000
7.625% Notes due 2041: US$750,000,000

SCHEDULE II
PRICING TERM SHEETS
PRICING TERM SHEET
6.375% Notes due 2021

Issuer:	The Republic of Hungary

Security:	6.375% Notes due 2021

Size:	US$3,000,000,000

Maturity Date:	March 29, 2021

Coupon:	6.375%

Interest Payment Dates:	Semi-annual on September 29 and March 29 in each year commencing September 29, 2011

Price to Public:	99.062%

Benchmark Treasury:	UST 3.625% due February 15, 2021

Benchmark Treasury Yield:	3.404%

Spread to Benchmark Treasury:	310 bps

Yield:	6.504%

Expected Settlement Date (T+3):	March 29, 2011

CUSIP:	445545 AE6

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB- by Fitch Ratings, Ltd.

Joint Book-Running Managers:	Deutsche Bank Securities Inc. BNP Paribas Citigroup Global Markets Inc.

Form:	The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.

PRICING TERM SHEET
7.625% Notes due 2041

Issuer:	The Republic of Hungary

Security:	7.625% Notes due 2041

Size:	US$750,000,000

Maturity Date:	March 29, 2041

Coupon:	7.625%

Interest Payment Dates:	Semi-annual on September 29 and March 29 in each year commencing September 29, 2011

Price to Public:	98.084%

Benchmark Treasury:	UST 4.25% due November 15, 2040

Benchmark Treasury Yield:	4.491%

Spread to Benchmark Treasury:	330 bps

Yield:	7.791%

Expected Settlement Date (T+3):	March 29, 2011

CUSIP:	445545 AF3

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB- by Fitch Ratings, Ltd.

Joint Book-Running Managers:	Deutsche Bank Securities Inc. BNP Paribas Citigroup Global Markets Inc.

Form:	The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.